FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 8, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Drilling Szymanowice-1 Well;
Updates Current Operations in Poland

Salt Lake City, October 8, 2013 – FX Energy, Inc. (NASDAQ: FXEN), today reported that drilling has started at the Szymanowice-1 well.  The objective is a Rotliegend structure identified on 3D seismic and located approximately 2 kilometers southeast of the Lisewo-1 discovery.  The well is expected to reach total depth (3,750 meters) in January 2014.  The Szymanowice-1 well is located in the Fences concession where the Polish Oil and Gas Company (PGNiG) is the operator and holds 51% working interest; FX Energy holds 49% working interest.

Other Current Drilling Operations

Lisewo-2 well.  The Lisewo-2 well is drilling ahead at a depth of approximately 3,097 meters toward a target depth of 3,880 meters.  The objective is a Rotliegend structure identified on 3D seismic and previously drilled by the Lisewo-1 discovery well.  The well is expected to reach total depth before year end.  The Lisewo-2 well is located in the Fences concession where PGNiG is the operator and owns 51% of the working interest; FX Energy owns 49%.

Gorka Duchowna-1 well.  The Gorka Duchowna-1 well has reached the Carboniferous at a depth of 2,220 meters.  The Gorka Duchowna-1 well is a planned 2,700 meter test of the Carboniferous.  Drilling and possible testing of the Carboniferous is expected to take several weeks.  The Gorka Duchowna-1 well is located in the northwest quadrant of the 240,000 acre Block 246 concession, where FX Energy is the operator and holds a 100% interest.

Tuchola Appraisal well.  The Company has started the initial permit work on three possible offset locations to the Tuchola-3K discovery well.  The Company plans to begin drilling one of these offset locations before the end of this year with results expected in the first quarter 2014.  The Edge concessions where the Tuchola wells are located are 100% owned and operated by FX Energy.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.